Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Increase to Securities Repurchase Authorization and Provides 2013 Guidance on Securities Repurchases and Dividends to the Holding Company

Carmel, Ind., December 13, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced that its Board of Directors has approved an additional $300 million to repurchase the company's outstanding common stock, warrants and convertible debentures. Through December 12, CNO has repurchased 7,554,416 shares of its common stock in the fourth quarter of 2012 at an average price of $9.32 per share. With the additional authorization, total repurchase capacity under the buyback program is now approximately $360 million. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the securities repurchases (if any) will be based on business and market conditions and other factors.

In addition, the company is providing 2013 guidance on the following key capital metrics:

•	Securities repurchases of $250 - $300 million

•	Dividends to holding company of $250 - $300 million

The company will provide additional information on these items as well as other information later today at its 2012 Investor Day conference. The company's management team will cover CNO's business strategy, target market, distribution capability, market dynamics and financial overview. CEO Ed Bonach said “We are focused on driving shareholder value as we continue to invest in organic growth, generate excess capital, improve the customer experience and capitalize on our unique marketplace positioning.”

There will be a live webcast of the presentation, including presentation materials, also available on the Investors section of the company's website http://ir.CNOinc.com. A replay of the presentation will also be available for one year after the event. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software.

About CNO

CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.
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